Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL 2006; INCREASES CASH DISTRIBUTION TO $0.60 PER UNIT

NEW YORK, MAY 1, 2006 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported its results of operations for its fiscal 2006 third quarter ended March 31, 2006. The Company also announced that its distribution to unitholders in respect of the third quarter will increase by $0.01 to $0.60 per unit, or $2.40 per unit annualized. The distribution will be payable on May 15, 2006 to unitholders of record on May 9, 2006.

As previously reported, on April 3, 2006 the Company closed on $80.0 million in new variable rate term loans, the proceeds of which were used to repay revolving credit borrowings by a similar amount. Future interest payments on the variable rate term loans were then swapped to a fixed rate of 6.63%. Over half of the Company’s long-term debt now bears fixed interest rates, which average 6.58%.

Three Months Ended March 31, 2006

For the three months ended March 31, 2006, the Company reported operating income of $4.1 million, an increase of $0.5 million, or 14%, compared to $3.6 million of operating income for the three months ended March 31, 2005. The increase resulted from expansion of the Company’s fleet barrel-carrying capacity over the past year, and higher average daily rates in the Company’s coastwise trade. The strong rate environment is the result of continuing solid demand for refined petroleum products, and higher oil prices. Partially offsetting these improvements during the quarter were higher scheduled drydocking days for certain of our larger, coastwise vessels, 56 days of non-scheduled repairs on certain barges and tugboats, the total loss of the DBL 152 in the previously reported November 2005 Gulf Coast barge incident and additional costs for repositioning vessels to continue to satisfy customer requirements, and the impact of the unseasonably mild winter in the northeast on our local clean oil markets. In addition, the third quarter was adversely affected by the winter layup of the Canadian flag vessel purchased in October 2005 which worked for most of the December 2005 quarter and which began working again in early April.

The increased vessel earnings were partially offset by increased general and administrative costs and depreciation. The $1.4 million increase in general and administrative expenses, as compared to the three months ended March 31, 2005, included $1.0 million of increased personnel costs in support of the Company’s growth, the majority of which related to the acquisition of Sea Coast in October 2005, and $0.4 million in additional costs related to new facilities. Depreciation and amortization increased $1.9 million as a result of the additional vessels. Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $2.4 million, or 27%, to $11.2 million for the three months ended March 31, 2006, compared to $8.8 million for the three months ended March 31, 2005. EBITDA is a non-GAAP financial measure that is reconciled in the table below to its most directly comparable GAAP measure.

Net income for the three months ended March 31, 2006 of $1.2 million, or $0.12 per fully diluted limited partner unit, compared to net income of $0.6 million, or $0.07 per fully diluted limited partner unit, for the three months ended March 31, 2005. The $0.6 million increase in net income resulted from the $0.5 million increase in operating income and the absence of a $1.4 million loss on reduction of debt incurred in the March 2005 quarter, partially offset by $1.2 million in higher interest expense resulting from higher debt balances incurred to finance vessel acquisitions over the past year and higher interest rates.

Nine Months Ended March 31, 2006

For the nine months ended March 31, 2006, the Company reported operating income of $16.9 million, an increase of $5.9 million, or 53%, compared to $11.0 million of operating income for the nine months ended March 31, 2005. Similar to the increase for the fiscal 2006 third quarter, this increase resulted mainly from expansion of the Company’s barrel-carrying capacity. As with the third quarter 2006 comparison, these improvements were partially offset by higher scheduled drydocking days and the loss of the DBL 152.

General and administrative expenses increased by $5.2 million for the nine months ended March 31, 2006, as compared to the nine months ended March 31, 2005, reflecting $3.6 million of increased personnel and facilities costs in support of the Company’s growth, and $0.3 million in costs related to a cancelled bond offering. Depreciation and amortization increased by $3.6 million as a result of the fleet expansion during the period. Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $9.5 million, or 36%, to $36.1 million for the nine months ended March 31, 2006, compared to $26.6 million for the nine months ended March 31, 2005. EBITDA is a non-GAAP financial measure that is reconciled in the table below to its most directly comparable GAAP measure.

Net income was $2.8 million for the nine months ended March 31, 2006, or $0.29 per fully diluted limited partner unit, compared to net income of $5.1 million, or $0.60 per fully diluted limited partner unit, for the nine months ended March 31, 2005. The $2.3 million decrease in net income resulted primarily from a $6.9 million loss on reduction of debt related to retirement of the Company’s Title XI bonds in November 2005, and a $2.7 million increase in interest expense on debt incurred to finance vessel acquisitions over the past year, partially offset by the $5.9 million improvement in operating income. A $1.4 million loss on reduction of debt had been incurred in the nine months ended March 31, 2005 in connection with negotiation of a new revolving credit facility, and related refinancing of certain higher cost borrowings.

The Company’s distributable cash flow for the third quarter of fiscal 2006 was $5.1 million, or approximately 0.83 times the amount needed to cover the cash distribution of $6.2 million declared in respect of the period. Coverage for the nine months ended March 31, 2006 was 1.05 times. Both ratios were adversely impacted by the aforementioned costs and the other factors affecting our third quarter results. Distributable cash flow is a non-GAAP financial measure that is reconciled in the table below to its most directly comparable GAAP measure.

President and CEO Timothy J. Casey said “While operating results were better than those for the same quarter a year ago, they were adversely affected by certain non-recurring factors that impacted vessel utilization. We expect our earnings and cash flow to strengthen further in coming quarters and to be positively influenced by our ongoing capacity additions. The integration of the Sea Coast assets purchased last October is largely complete, and we look forward to the earnings and cash flow contributions in their upcoming busy season during the June 2006 and September 2006 quarters. Our new DBL 103 began operating during the middle of the March quarter, we took delivery of the newbuild DBL 28 in March, and will take the newbuild DBL 29 this week. We have three more newbuild vessels to be delivered over the next nine months, including two more 28,000 barrel tank barges in the fourth quarter of calendar 2006 and one more 100,000 barrel barge in the first quarter of calendar 2007. Given the continued expansion of our fleet and our expectations of continued growth in earnings and cash flow, our Board of Directors approved a one cent per unit, or 1.7%, increase in our quarterly distribution, the sixth distribution increase since our initial public offering in January 2004.”

Earnings Conference Call

The Company has scheduled a conference call for Tuesday, May 2, 2006, at 9:00 am Eastern time, to review the third quarter results. Dial-in information for this call is (800) 265-0241 (Domestic) and (617) 847-8704 (International). The Participant Passcode is 29002637. The conference call can also be accessed by webcast, which will be available at www.k-sea.com. Additionally, a replay of the call will be available by telephone until May 9, 2006; dial in information for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International). The Passcode is 80492077.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States, providing refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation market. The Company’s common units trade on the New York Stock Exchange under the symbol KSP. For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles. However, certain non-GAAP financial measures such as EBITDA and distributable cash flow used in the business are also presented. EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements. Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners. Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement. Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies. Presented in the tables below is a reconciliation of each of these measures to the most directly comparable GAAP measure.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization, integration of recently acquired vessels (including the cost, timing and effects thereof), delivery of newbuild tank barges, consequences of the DBL 152 incident, growth in earnings and distributable cash flow, and future results of operations. These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005

Voyage revenue	$45,082	$29,706	$127,514	$85,695
Bareboat charter and other revenue	1,007	1,131	3,083	2,013
Total revenues	46,089	30,837	130,597	87,708

Voyage expenses	9,224	6,261	27,166	17,374
Vessel operating expenses	21,356	12,935	55,161	36,399
General and administrative expenses	4,298	2,866	12,587	7,412
Depreciation and amortization	7,074	5,190	19,151	15,510
(Gain) loss on sale of vessels	44	(9)	(371)	(9)

Total operating expenses	41,996	27,243	113,694	76,686
Operating income	4,093	3,594	16,903	11,022
Interest expense, net	2,794	1,613	6,924	4,274
Loss on extinguishment of debt	—	1,359	6,898	1,359
Other expense (income), net	(11)	—	(32)	(26)

Income before provision for income taxes	1,310	622	3,113	5,415
Provision for income taxes	94	38	295	325
Net income	$1,216	$584	$2,818	$5,090

General partner’s interest in net income	$24	$12	$56	$102
Limited partners’ interest in:
Net income	$1,192	$572	$2,762	$4,988
Net income per unit - basic and diluted	$0.12	$0.07	$0.29	$0.60
Weighted average units outstanding - basic	9,919	8,331	9,501	8,330
- diluted	9,977	8,339	9,558	8,374

Supplemental Operating Statistics

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005
Local Trade:
Average daily rate (1)	$5,645	$5,232	$5,515	$5,412
Net utilization (2)	80%	83%	79%	79%

Coastwise Trade:
Average daily rate	$11,422	$11,091	$11,940	$11,112
Net utilization	88%	92%	91%	90%

Total Fleet
Average daily rate	$8,909	$8,264	$9,082	$8,667
Net utilization	84%	87%	85%	85%

(1)          Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)          Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Nine months ended
	March 31, 2006	March 31, 2006

Net income	$1,216	$2,818
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	7,140	19,416
Non cash compensation cost under long term incentive plan	122	335
Deferred income tax expense	47	101
Net loss on reduction of debt	—	6,898
Maintenance capital expenditures(3)	(3,450)	(10,650)

Distributable cash flow	5,075	18,918
Cash distribution in respect of the period	$6,151	$17,983

Distribution coverage	0.83	1.05

(1)          Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2)          Including amortization of deferred financing costs.

(3)          Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term. This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years. Based on historical results, beginning in calendar 2006, differences in cumulative amounts charged compared to actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization and Loss on Reduction of Debt (EBITDA)

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005

Net income	$1,216	$584	$2,818	$5,090
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	7,074	5,190	19,151	15,510
Interest expense, net	2,794	1,613	6,924	4,274
Net loss on reduction of debt	—	1,359	6,898	1,359
Provision for income taxes	94	38	295	325

EBITDA	$11,178	$8,784	$36,086	$26,558

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	June 30,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$586	$88
Title XI escrow account	—	1,190
Accounts receivable, net	19,305	14,299
Prepaid expenses and other current assets	6,337	4,371
Total current assets	26,228	19,948

Vessels and equipment, net	307,781	235,490
Construction in progress	7,800	8,266
Title XI escrow account	—	1,570
Goodwill	16,330	—
Other assets	14,308	7,988
Total assets	$372,447	$273,262

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$3,713	$2,897
Accounts payable and accrued expenses	18,742	14,723
Total current liabilities	22,455	17,620

Title XI bonds and term loans	47,618	63,996
Credit line borrowings	132,497	47,112
Capital lease obligation	1,373	—
Deferred taxes	2,555	2,594
Total liabilities	206,498	131,322
Commitments and contingencies
Partners’ Capital	165,949	141,940
Total liabilities and partners’ captial	$372,447	$273,262